Exhibit 99.3





                           SECURED PROMISSORY NOTE

$96,923.40                                                  September 13, 2004



      FOR VALUE RECEIVED, Level 8 Systems, Inc., a Delaware corporation (together with its successors and assigns, the "Obligor"), hereby promises to pay to the order of Liraz Systems, Ltd. (together with its successors and assigns, the "Holder"), the principal sum of NINETY SIX THOUSAND NINE HUNDRED TWENTY THREE DOLLARS AND FORTY CENTS ($96,923.40) (the "Note Amount") on November 12, 2004 (the "Maturity Date"), together with interest on the outstanding principal sum at the rate of 10% per annum from the date hereof until such principal sum is paid in full.

      This Note is subject to all applicable terms of that certain Intellectual Property Security Agreement, dated as of September 13, 2004, between Obligor and Holder (the "Security Agreement"), and is and shall remain secured thereby. Terms used but not defined herein which are defined in the Security Agreement shall have the respective meanings assigned thereto in the Security Agreement.

      The payment of principal or interest shall be made by check to the Holder of this Note on the Maturity Date at the address in the continental United States to which such Holder has, by written notice delivered to Obligor, not less than five business days prior to such payment date, directed Obligor to make such payment or, if no such notice is timely received by Obligor, by check posted to such Holder at its last known address of which the Obligor has notice.

      The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. All such interest shall be calculated based upon a 360-day year and paid for the actual number of days elapsed including the first day but excluding the last day. Notwithstanding anything herein to the contrary, the interest or any amount deemed to be interest payable by Obligor with respect to this Note shall not exceed the maximum amount permitted by applicable law.

      Obligor may prepay this Note in whole at any time or in part from time to time without premium or penalty at par plus accrued and unpaid interest.

      In case one or more of the following events (each an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule


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or regulation of any  administrative  or governmental  body) shall have occurred and be continuing:

          (i) any representation or warranty made by the Obligor in the Security Agreement or in any certificate or other document delivered pursuant to the Security Agreement shall prove to have been incorrect in any material respect when made;

          (ii) the appointment of a custodian, receiver, or liquidator for Obligor or any of its property which such appointment is not discharged or dismissed within 60 days;

          (iii) the adjudication of the Obligor as insolvent;

          (iv) the making by the Obligor of an assignment for the benefit of its creditors;

          (v) an admission by the Obligor of his inability to pay its debts as they become due;

          (vi) the commencement of any proceeding under any bankruptcy or similar law by or against the Obligor which is not discharged or dismissed within 60 days; or

          (vii) failure on the part of Obligor to duly observe or perform in any material respect any of the covenants or agreements on the part of the Obligor contained herein and in the Security Agreement for a period of 10 days after the date on which written notice specifying such failure and demanding that Obligor remedy the same, shall have been given to Obligor by the Holder of this Note, then, and in each and every such case, the principal of and accrued interest on this Note shall become immediately due and payable without any declaration or other act on the part of the Holder of this Note.

      In case this Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, Obligor shall execute and deliver a replacement
Note in exchange and in substitution for the mutilated or defaced Note, or in lieu of and in substitution for the Note so apparently destroyed, lost or stolen. In every case the Holder of this Note shall furnish to Obligor such security or indemnity as may be reasonably required by Obligor to indemnify and defend and to save Obligor harmless and, in every case of destruction, loss or theft evidence to Obligor's reasonable satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof.

      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive or any rights or remedies provided by law.

      The Obligor hereby waives demand, presentment, notice of dishonor, diligence, protest, notice of protest and all other notices or demands relating to this Note. The Obligor also (a) acknowledges and agrees that, in any suit, action, or proceeding under this Note, the courts of the State of New Jersey or the courts of the United States District Court for the District of New

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


Jersey shall have exclusive jurisdiction, (b) consents to the jurisdiction of such courts and (c) consents to and waives any objection which the Obligor now has or may hereafter have to proper venue existing in any of such courts. This Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to conflict of laws principles thereof.

This Note and the indebtedness evidenced hereby are deemed obligations secured by the Security Agreement previously executed and delivered by the Obligor to Holder. The Obligor hereby warrants and agrees that the liens granted under the Security Agreement are validly perfected, first priority liens securing all of the existing and future obligations owing by the Obligor to Holder. The Obligor acknowledges and agrees that the Security
Agreement remains in full force and effect and that Holder's rights and remedies thereunder are not intended to be limited by this Note or any other note or agreement executed in connection herewith.

THE OBLIGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY NOW HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE.


      IN WITNESS WHEREOF, Obligor has caused this Note to be executed on and as of this 13th day of September, 2004.



                                    LEVEL 8 SYSTEMS, INC.


                                    By: ________________________________
                                    Name: John Broderick
                                    Title:    Chief Financial Officer


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